Exhibit 99.1

SRS LABS, INC. 2909 DAIMLER STREET SANTA ANA, CA 92705 TEL: 949.442.1070 FAX: 949.852.1099 www.srslabs.com NASDAQ.SRSL

December 21, 2005

Ulrich Gottschling

6437 E. Joshua Tree Circle

Orange, CA 92867

Dear Ulrich:

It is with great pleasure that I invite you to join SRS (•) Labs, Inc. as Chief Financial Officer.  This is an extremely important position, as you will be managing and controlling all aspects of the Company’s financial and corporate administrative activities.

Your position will have a base monthly salary of $16,666.67 ($200,000 annual base salary) and you will be entitled to participate in the SRS Bonus Plan.  A copy of the plan provisions will be provided to you during the first week of your employment.

As an added incentive, we are pleased to grant you a stock option of 100,000 shares of SRS Labs common stock.  The Board of Directors will establish the grant date.  The Company Stock Option program will govern these stock options and a copy of the plan will be provided to you.  In the event of an accelerated vesting of such options pursuant to the Company Stock Option Plan or another Company plan during the first six (6) months of employment, the amount of one-third (1/3) of the granted options shall be subject to accelerated vesting and after such six month period all granted options shall be subject to an accelerated vesting.  As an employee of SRS Labs, Inc. you are considered an “insider” and as such, you will need to comply with the company’s insider trading and blackout rules.

The introductory period for a new SRS employee is 90-days.  You will be eligible to participate in the SRS profit sharing plan after completing the 90-day introductory period.  You will also be entitled to participate in the SRS Executive Bonus Plan for the year 2006 and your eligibility will begin as of January 2, 2006.

You will be eligible on your first day of employment to enroll in our benefits plan, which includes medical, dental and vision insurance, for you and your family, as well as life insurance for yourself in the amount of $50,000.  Coverage will begin on the first day of the month following your employment.  A copy of the plan will be provided to you during your first week of employment.

You will be eligible to take two weeks vacation each year.  Your vacation eligibility will begin after the completion of your 90-day introductory period, when, you may take what you have earned.  The Company also offers a total of ten (10) paid holidays per year.  A copy of the employee handbook is provided to each employee during the first week of employment.

SRS also offers employees the option to participate in an Employer Matching Contributory 401(k) plan. You are eligible to participate in this Plan after completing a 90-day introductory period. The entry dates of the plan fall on the first day of each month. A copy of the plan will be provided to you during your first week of employment.

Your official employment starting date will be January 2, 2006 and you will be reporting to Tom Yuen, Chief Executive Officer.

Any offer of employment will be contingent on the submission of proof of your eligibility to work in the United States and the signing of the SRS Labs, Inc.  At-Will Employment Agreement and the Confidentiality, Non-Competition, and Compliance Agreement, copies of which will be provided during your first week of employment.

This offer replaces and supersedes any other employment offer, service agreement and understanding between SRS Labs, Inc. and yourself.  If this offer of employment letter is not accepted by the close of business on December 27, 2005, then it will become null and void.

Ulrich, if this offer meets with your approval, please indicate your acceptance in the space provided below.  We look forward to having you as part of our team as we establish SRS (•) as the industry standard in contemporary audio and voice processing.

Sincerely,

/S/ THOMAS C.K. YUEN

Tom Yuen
Chief Executive Officer

I Accept:	/S/ ULRICH GOTTSCHLING	December 22, 2005
	Ulrich Gottschling	Date